MDU Resources Reports Record Second Quarter Earnings

BISMARCK, ND - July 25, 2001 - MDU Resources Group, Inc. (NYSE:MDU) announced earnings of $43.2 million, or 63 cents per common share, diluted, for the three months ended June 30, 2001, compared to $20.9 million, or 35 cents per common share, diluted, for the second quarter of 2000. The 2001 quarterly earnings include the effects of a one-time gain from the sale of its coal properties and the write-off of an investment which added a net of $5.9 million to earnings. Excluding the effects of these one-time items, second quarter earnings per common share were 55 cents. Revenues for the quarter increased 51 percent to $546.4 million.

Earnings for the six months ended June 30, 2001, totaled $75.7 million or $1.13 per common share, diluted, including the aforementioned gain and write-off, compared to $34.1 million or 58 cents per common share, a year ago, which is a 95 percent earnings per share increase.

"Strong commodity prices with a 41 percent increase in combined natural gas and oil production volumes led to significantly higher second quarter earnings and continued to provide the company with outstanding results," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "In addition, second quarter earnings growth reflected a number of acquisitions and operational improvements made since the similar period a year ago."

"Our disciplined growth strategy, which is based upon our existing employee expertise, remains sound. As a result of the continued strength in all of our lines of business, we expect to meet our guidance on earnings per share for 2001 of $2.30 to $2.50, excluding the previously mentioned one-time items, which will result in earnings that exceed those of last year by over 25 percent," White said.

                   QUARTERLY PERFORMANCE SUMMARY

Natural Gas and Oil Production
This segment's emphasis on developing company-operated properties contributed to a 41 percent increase in combined natural gas and oil production for the second quarter. At June 30, 2001, the company's drilling program has resulted in the drilling of 295 of the over 500 wells planned for 2001. This is expected to be the single largest drilling program undertaken in the company's history. Our long-held natural gas reserves in eastern Montana produced 35 percent more natural gas in the second quarter this year as compared to last year. This, however, paled in comparison to the 207 percent jump in natural gas production from coalbeds in the Powder River Basin. In addition, realized natural gas prices were 67 percent higher than the same period last year while realized oil prices were 18 percent higher than a year ago.

Electric
Strong wholesale electric margins continued this quarter and are expected to remain strong for the remainder of this year. However, the gains on these margins were more than offset by an extended maintenance outage at an electric power supplier's generation facility. Due to the maintenance conducted at this station during the quarter, plant availability was diminished with resulting higher purchased power costs.

Natural Gas Distribution
For the quarter, the natural gas distribution segment experienced a normal seasonal loss. This year's results included the gas utility acquisition made following the second quarter of 2000 as well as higher operation and maintenance expenses.

Utility Services
Revenues at this business for the quarter totaled $77.2 million, an increase of $52.8 million over the same quarter last year. Earnings improved by $2.8 million or 261 percent as compared to the same period last year. Strength in all our businesses in this segment, and especially in those in the Mountain Region, along with acquisitions since the comparable period last year were responsible for the earnings improvement.

Construction Materials and Mining
Earnings increased from existing operations at the construction materials and mining segment and from acquisitions made since the second quarter of last year. The backlog, which has increased to $260 million, is the largest in company history, and the outlook remains very strong for the remainder of 2001. This segment also experienced a one-time gain of $6.6 million after tax from the sale of its coal properties during the quarter. Despite the absence of last year's gain of $1.2 million after tax on the sale of a nonstrategic property and excluding the coal sale gain, earnings were up 15 percent.

Pipeline and Energy Services
At the company's pipeline and energy services segment, earnings increased due to increased transportation volumes at higher average rates, higher natural gas sales margins and increased pipeline and cable magnetization process and locating services revenues. Revenues from our pipeline and cable magnetization process and locating services increased 44 percent while their earnings more than quadrupled. Partially offsetting these results was the previously mentioned write-off.

The company will host a conference call on July 25, 2001, beginning at 12:00 noon CDT to discuss second quarter results. The event can be accessed at www.mdu.com. Listeners should go to the Web site up to 15 minutes before the event to register and download any necessary audio software. An audio postview replay is also available beginning at 2:00 PM CDT on July 25 through August 1.
The dial in number for postview is (800) 633-8284; reservation number 19127904.

                              OUTLOOK

The following information highlights the key growth strategies and projections for MDU Resources Group, Inc. for each of its six major business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements" that could cause actual future results to differ materially from the company's targeted projections.

MDU Resources
* Over the past five years, the company has experienced a compound annual earnings per share growth rate of approximately 14 percent. Currently, the company anticipates that its earnings per share growth rate for this year will be in excess of 25 percent, excluding the previously mentioned one-time items.
* Earnings per share, diluted, for 2001 are projected in the $2.30 to $2.50 range, excluding the previously mentioned one-time items.
* The company expects the percentage of 2001 earnings per share for the remaining quarters to be in the following approximate ranges:
  -  Third Quarter - 30 percent to 35 percent
  -  Fourth Quarter - 20 percent to 25 percent
* The company expects to issue and sell equity from time to time to keep its debt at the nonregulated businesses at no more than 40 percent of total capitalization.
* The company anticipates investing approximately $500 million in growth and ongoing capital expenditures during 2001, including potential future acquisitions.
* Goodwill amortization expense is expected to be approximately
  $4.5 million in 2001.

Electric
* Due to growing electric demand, a gas-fired 40-megawatt electric plant may be added in the three to five year planning horizon.
* Currently, the company is working with the state of North
  Dakota to determine the feasibility of constructing a 500-megawatt lignite-fired power plant in western North Dakota.

Natural Gas Distribution
* Annual natural gas throughput for 2001 is expected to be approximately 54 million decatherms, with about 38 million decatherms from sales and 16 million decatherms from transportation.
* The number of natural gas retail customers at existing operations is expected to grow by approximately 1.5 percent to 2 percent on an annual basis over the next three to five years.

Utility Services
* Revenues for this segment are expected to exceed $300 million in 2001.
* This segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 20 percent to 25 percent over the next five years.

Pipeline and Energy Services
* Two pipeline projects completed in 2000, are providing the pipeline company the ability to move approximately 40 percent more coalbed natural gas through its system than has historically been transported, as well as enabling additional deliveries to interconnecting pipeline systems, including the company's own transmission system.
* In 2001, natural gas throughput for this segment is expected to increase by approximately 10 percent to 20 percent.

Natural Gas and Oil Production
* The 2001 drilling program is projected to include over 500 wells, 90 percent of which are expected to be drilled on operated properties and the emphasis will continue to be on natural gas. The 2001 drilling program is expected to be the single largest drilling program in the company's history.
* Combined natural gas and oil production at this segment is expected to be approximately 30 percent higher in 2001 than in 2000.
* The company's estimates for natural gas prices in the Rocky
  Mountain Region for August through December 2001 are in the range of $2 to $3 per Mcf. The company's estimates for natural gas prices on the NYMEX for August through December 2001 are in the range of $3 to $4 per Mcf.
* The company's estimates for NYMEX crude oil prices are in the range of $23 to $27 per barrel for August through December 2001.
* This segment has entered into hedging arrangements for a portion of its 2001 production. The company has entered into swap agreements and fixed price forward sales representing approximately 30 percent to 35 percent of 2001 estimated annual natural gas production. Natural gas swap prices range from $4.57 to $5.39 per Mcf based on NYMEX and $4.04 to $4.44 per Mcf for Rocky Mountain gas sales. In addition, approximately 30 percent to 35 percent of 2001 estimated annual oil production is hedged at NYMEX prices ranging from $27.51 to $29.22 per barrel.
* This segment has hedged a portion of its 2002 production. The company has entered into an oil swap agreement at an average NYMEX price of $25.25 per barrel, representing approximately
  5 percent to 10 percent of the company's 2002 estimated annual oil production. The company has also entered into a swap agreement and fixed price forward sales representing approximately 10 percent to 15 percent of 2002 estimated annual natural gas production. The natural gas swap is at an average
  NYMEX price of $4.34 per Mcf.

Construction Materials and Mining
* Aggregate, asphalt and ready-mixed concrete volumes are expected to increase by approximately 40 percent to 50 percent, 80 percent to 90 percent and 45 percent to 55 percent, respectively, in 2001.
* This segment expects to achieve compound annual revenue and earnings growth rates of approximately 10 percent to 20 percent over the next five years.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including statements by the chairman of the board, president and chief executive officer of MDU Resources, earnings per share estimates, geographic and product diversity, growth and efficiency strategies, business opportunities, production increases and natural gas and oil commodity price estimates, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), natural gas and oil commodity prices, drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's most recent Form 10-Q at Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com. or contact the investor relations department at investor@mduresources.com.



                          * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


                             MDU RESOURCES GROUP, INC.
                              COMPARATIVE HIGHLIGHTS



                                    THREE MONTHS ENDED      SIX MONTHS ENDED
                                          JUNE 30,              JUNE 30,
                                      2001      2000        2001       2000
                                    -------- --------   ---------- -----------
Revenues (in millions):
  Electric                          $   38.0 $   36.4   $     81.0 $      76.7
  Natural gas distribution              41.3     29.0        182.1        91.5
  Utility services                      77.2     24.4        144.5        47.2
  Pipeline and energy services         154.5    107.2        424.2       275.4
  Natural gas and oil production        55.4     29.4        127.0        56.6
  Construction materials and mining    202.3    153.8        295.0       229.4
  Intersegment eliminations            (22.3)   (17.2)       (66.1)      (41.8)
                                    -------- --------   ----------  ----------
    Total                           $  546.4 $  363.0   $  1,187.7  $    735.0
                                    ======== ========   ==========  ==========

Operating Income (in millions):
  Electric                          $    5.8 $    7.3   $     16.3  $     15.2
  Natural gas distribution              (2.1)     (.8)         3.4         4.1
  Utility services                       7.0      2.1         11.5         3.2
  Pipeline and energy services           8.6      3.8         14.7        10.5
  Natural gas and oil production        29.4     12.7         76.0        24.1
  Construction materials and mining     21.6     16.0         12.0        13.4
                                    -------- --------   ----------  ----------
    Total                           $   70.3 $   41.1   $    133.9  $     70.5
                                    ======== ========   ==========  ==========

Net Income (in millions)            $   43.4 $   21.1   $     76.1  $     34.5
                                    ======== ========   ==========  ==========

Earnings on Common Stock
(in millions):
  Electric                          $    2.1 $    3.0   $      7.0  $      6.3
  Natural gas distribution              (1.5)     (.7)         1.1         1.9
  Utility services                       3.9      1.1          5.9         1.5
  Pipeline and energy services           3.3       .9          5.8         3.6
  Natural gas and oil production        17.9      7.1         45.9        13.5
  Construction materials and mining     17.5      9.5         10.0         7.3
                                    -------- --------   ----------  ----------
    Total                           $   43.2 $   20.9   $     75.7  $     34.1
                                    ======== ========   ==========  ==========

Earnings Per Common Share:
  Basic                             $   0.64 $   0.35   $     1.14  $     0.58
  Diluted                           $   0.63 $   0.35   $     1.13  $     0.58

Weighted Average Common Shares
  Outstanding (in millions):
    Basic                               67.3     60.0         66.3        58.5
    Diluted                             68.4     60.2         67.2        58.7

Electric (thousand kWh):
  Retail sales                       493,459  483,925    1,043,101   1,030,442
  Sales for resale                   180,364  201,401      448,002     458,178

Natural Gas Distribution (Mdk):
  Sales                                5,367    4,737       21,582      18,023
  Transportation                       2,760    2,471        6,940       5,893

Pipeline and Energy Services:
  Transportation (Mdk)                26,191   22,482       45,130      42,475
  Gathering (Mdk)                     14,233    7,765       28,796      14,833

Natural Gas and Oil Production:
  Natural gas (MMcf)                  10,031    6,371       19,720      12,837
  Oil (000's of barrels)                 488      471          982         942

Construction Materials and Mining
(000's):
  Aggregates (tons)                    6,239    4,683        8,928       6,810
  Asphalt (tons)                       1,298      863        1,422         956
  Ready-mixed concrete (cubic yards)     721      419        1,112         707
  Coal (tons)                            268      694        1,171       1,372


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